$871,269,169

                           RALI Series 2006-QS2 Trust

                                 Issuing Entity

                        Residential Accredit Loans, Inc.

                                    Depositor

                         Residential Funding Corporation

                           Master Servicer and Sponsor

        Mortgage Asset-Backed Pass-Through Certificates, Series 2006-QS2

                         Supplement dated March 14, 2006
                                       to
                  Prospectus Supplement dated February 27, 2006
                                       to
                        Prospectus dated January 24, 2006

                        ---------------------------------

      Capitalized terms used in this supplement are defined in the prospectus supplement dated February 27, 2006, to which this supplement is attached.

      The prospectus supplement is hereby revised as follows:

      1. On page S-114, the last sentence of the paragraph continuing from the preceding page is deleted and replaced in its entirety with the following:

      The tables also assume, among other things, that the initial certificate principal balance of the Class I-A-P Certificates is $3,240,432, the initial certificate principal balance of the Class II-A-P Certificates is $1,623,637, the initial certificate principal balance for the Class R-I Certificates is $100 and the initial certificate principal balance of the Class R-II Certificates is $100. Clauses (i) through (x) above and the assumptions set forth in the immediately preceding sentence are collectively referred to as the structuring assumptions.

      2. On page S-116, the columns of the table entitled "Percent of Initial Certificate Principal Balance Outstanding at the Following Percentages of the Prepayment Assumption of Loan Group I" relating to the Class I-A-4 Certificates and the Class I-A-16 Certificates are hereby deleted and replaced with the following:

          Class I-A-4 and Class I-A-16
  --------------------------------------------
   0%          50%     100%      150%     200%
  ----        ----     ----      ----     ----
  100%        100%     100%      100%     100%
  100         100      100       100      100
  100         100      100       100      100
  100         100      100       100      100
  100         100      100       100       25
  100         100      100        58        0
  100          96       92        22        0
   99          91       82         3        0
   98          83       69         0        0
   97          74       53         0        0
   96          65       40         0        0
   93          55       30         0        0
   91          47       22         0        0
   88          41       16         0        0
   85          34       12         0        0
   82          29        9         0        0
   79          25        6         0        0
   76          21        5         0        0
   72          17        3         0        0
   68          14        2         0        0
   63          12        2         0        0
   59          10        1         0        0
   54           8        1         0        0
   48           6        1         0        0
   43           5        *         0        0
   37           4        *         0        0
   30           3        *         0        0
   23           2        *         0        0
   15           1        *         0        0
    7           *        *         0        0
    0           0        0         0        0
   21.6        13.0     10.0       5.4      3.7

3. On page S-128, the first column of the table entitled "Pre-Tax Yield to Maturity of the Class I-A-7 Certificates at the Following Percentages of the Prepayment Assumption" is hereby deleted and replaced with the following:

        Assumed Purchase Price
------------------------------------
$10,139,869.38......................

      This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

      Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.

Deutsche Bank Securities                                                JPMorgan

                               GMAC RFC Securities

                                  Underwriters


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